UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 (RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
 Securities Exchange Act of 1934

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SolarEdge Technologies, Inc.
 (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2019

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of SolarEdge Technologies, Inc. (the “Company”) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, on June 5, 2019, at 9 am local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice of Internet availability of our proxy materials (the “Notice”) instead of a paper copy of this proxy statement and our 2018 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. By employing this distribution process, we will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible to ensure that your shares are represented. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone, written proxy, or voting instruction card will ensure your representation at the Annual Meeting.

We look forward to seeing you at the meeting.

Sincerely,

Guy Sella
 Chief Executive Officer and Chairman

SolarEdge Technologies, Inc.
1 HaMada Street
 Herziliya Pituach, Israel

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. will be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, on June 5, 2019, at 9 am local time, for the following purposes:

1. To elect the three directors named in the Proxy Statement as Class I directors of SolarEdge Technologies, Inc., each to serve until the third annual meeting of stockholders following this Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2. To ratify the appointment of EY, as our independent registered public accounting firm for the year ending December 31, 2019.

3. To approve, on an advisory and non-binding basis, the compensation of our named executive officers (commonly referred to as “Say-on-Pay” vote).

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 11, 2019 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

The Notice and the proxy materials are being made available to our stockholders on or about April 24, 2019.

By Order of the Board of Directors

Rachel Prishkolnik
Vice President
 General Counsel & Corporate Secretary
1 HaMada Street
Herziliya Pituach, Israel
 April 24, 2019

Whether or not you expect to attend the meeting, we hope you will vote as soon as possible so that your shares may be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 5, 2019:

This Notice of Annual Meeting, this Proxy Statement and our 2018 Annual Report available on the Internet at www.proxyvote.com.

SolarEdge Technologies, Inc.
Proxy Statement
For the Annual Meeting of Stockholders
 To Be Held on June 5, 2019

SOLAREDGE TECHNOLOGIES, INC.
1 HAMADA STREET, HERZILIYA PITUACH, ISRAEL
PROXY STATEMENT
 June 5, 2019

THE MEETING

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY on June 5, 2019, at 9:00 a.m. local time. The Notice and the proxy materials, including this Proxy Statement, were first made available to stockholders on or about April 24, 2019. You can access the proxy materials by following instructions in the Notice and visiting www.proxyvote.com.  Electronic copies of this Proxy Statement and our 2018 Annual Report are also available at the Company’s website at http://investors.solaredge.com.

Change in Fiscal Year

Throughout this Proxy Statement, we refer to the period beginning January 1, 2018 and ending December 31, 2018 as “the year ended December 31, 2018”, the period beginning January 1, 2017 and ending December 31, 2017 as “the year ended December 31, 2017”, the period beginning July 1, 2016 and ending December 31, 2016 as the “Stub Period” or “SP” and the period beginning July 1, 2015 and ending June 30, 2016 as “fiscal 2016”.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 11, 2019 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on April 11, 2019, we had 47,501,362  shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date. There is no cumulative voting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1 - Election of Directors, directors will be elected if the number of votes of the shares of common stock cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election.  Votes “against” and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will have the same effect as votes against this Proposal No. 2.  Broker discretionary voting on this Proposal is allowed and, therefore, there should be no “broker non-votes”.

Proposal No. 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers (the “Say-on-Pay” vote) requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will have the same effect as votes against this Proposal No. 3. “Broker non-votes” will have no effect on this Proposal No. 3. This advisory vote is not binding on the Board. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs and making compensation decisions.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are making the proxy materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs incurred by the Company for the 2019 Annual Meeting and helps to conserve natural resources.

On or about April 24, 2019, we mailed the Notice in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials on the Internet and how to vote.

If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy, currently or on an ongoing basis. If you received the Notice by mail and would like to receive a paper or email copy of the proxy materials, follow the instructions on the Notice. Stockholders, who requested paper copies of the proxy materials or previously elected electronic receipt, did not receive the Notice and will receive the proxy materials in the format requested.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or by telephone or electronically via the Internet by following the instructions included in the Notice or by completing, dating and signing the proxy card and promptly returning it in the enclosed envelope if you request and receive (or previously requested and received) a hard copy of the proxy materials. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” each of the nominees in Proposal No. 1, “for” Proposal No. 2 and “for” Proposal No. 3.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, applicable rules grant your broker discretionary authority to vote on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the un-voted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notices, the proxies and other soliciting materials, as applicable, proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person, by telephone or email. Following the original mailing of the Notice, the proxies and other soliciting materials, as applicable, the Company will request that banks, brokers and other nominees forward copies of the Notice, the proxy and other soliciting materials, as applicable, to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable. We will promptly deliver a separate copy of the Notice or the proxy materials, as applicable, to you if you notify us by telephone at 972 (9) 957-6620, by mail at SolarEdge Technologies, Inc. at, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. You also may request additional copies of the Notice or the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election. Class I directors consist of Dan Avida, Yoni Cheifetz and Doron Inbar; Class II directors consist of Tal Payne and Marcel Gani; and Class III directors consist of Guy Sella and Avery More.

The Class I directors standing for reelection at the Annual Meeting are Dan Avida, Yoni Cheifetz and Doron Inbar. Class II and Class III directors will stand for reelection or election at the 2020 and 2021 annual meetings of stockholders, respectively.

Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each of the nominees for election to Class I would serve until the third annual meeting of stockholders following this Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board of Directors.

The names of the nominees for reelection as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of April 11, 2019, are included below.

Name	Class	Age	Position	Elected Director (Calendar Year)	Current Term Expires (Calendar Year)	Expiration of Term for which Nominated (Calendar Year)
Director Nominees

Dan Avida (1)(3)	I	55	Director	2007	2019	2022
Yoni Cheifetz (3)	I	58	Director	2010	2019	2022
Doron Inbar (1)(2)	I	69	Director	2010	2019	2022

Continuing Directors

Avery More (1)(3)	III	64	Director	2006	2021
Guy Sella	III	55	Chief Executive Officer and Chairman of the Board	2006	2021
Marcel Gani (2)	II	66	Director	2015	2020
Tal Payne (2)	II	47	Director	2015	2020

——————
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Nominees for Reelection as Class I Directors

Dan Avida has served as a member of our Board of Directors since 2007. Mr. Avida is a partner at Opus Capital, a venture capital firm. Before joining Opus Capital in 2005, Mr. Avida served for four years as president and chief executive officer at Decru Inc., a pioneering storage security company that Mr. Avida co‑founded in 2001. Between 1989 and 1999 Mr. Avida was employed by Electronics for Imaging, Inc. (Nasdaq: EFII), where he held a number of positions and ultimately served as chairman and chief executive officer. Prior to Electronics for Imaging, Mr. Avida served as an officer in the Israel Defense Forces. Mr. Avida holds a B.Sc. in Computer Engineering (summa cum laude) from the Technion, the Israel Institute of Technology. Mr. Avida’s historical knowledge of our company and years of experience in working with innovative companies in the United States and Israel provide a valuable perspective to our Board. Mr. Avida also serves in our Compensation Committee and our Corporate Governance and Nominating Committee.

Yoni Cheifetz has served as a member of our Board of Directors since 2010. Since 2006, Mr. Cheifetz has served as a Partner at Lightspeed Venture Partners, a venture capital firm, where he focuses on investment activity in Israel in areas of interest, including the Internet, general media, mobile, communications, software, semiconductors and cleantech. Prior to joining Lightspeed Venture Partners, Mr. Cheifetz was a partner with Star Ventures from 2003 to 2006. Before joining Star Ventures, Mr. Cheifetz was a serial entrepreneur and the founder, CEO and Chairman of several privately held software companies, most of which have been acquired. Mr. Chiefetz holds a B.Sc. in Applied Mathematics from Tel Aviv University and a M.Sc. in Applied Mathematics and Computer Science from the Weizmann Institute of Science. Mr. Cheifetz’s historical knowledge of our company and extensive experience in working with technology companies qualify him to serve as a member of our Board. Mr. Cheifetz also serves in our Compensation Committee and our Corporate Governance and Nominating Committee.

Doron Inbar has served as a member of our Board of Directors since 2010. Mr. Inbar has been a venture partner at Viola Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006.  Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and as its Chief Executive Officer from February 2000 to December 2005.  Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager.  In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd.  In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999. Mr. Inbar has served on the board of directors of Alvarion Ltd. (formerly Nasdaq: ALVR), a company that sells broadband wireless and Wi‑Fi products, from September 2009 until September 2013 and was a member of its audit and compensation committees and served as chairman of its nominating and governance committee. Mr. Inbar also served on the board of directors of Archimedes Global Ltd. from 2008 until 2018, a company which provides health insurance and health provision in Eastern Europe, and serves on the board of directors of MaccabiDent Ltd., the largest chain of dental service clinics in Israel. In 2012, Mr. Inbar joined the board of directors of Comverse Technology Inc. (formerly Nasdaq: CNSI), where he was a member of the audit committee and corporate governance committee until August 2016. Mr. Inbar served also as a board member and management consultant at Degania Medical Ltd., a medical device designer and manufacturer, and serves as a board member and management advisor to the board of Tzinorot Ltd. and Cellwize Wireless Technologies Ltd., a developer of innovative wireless solutions. Previously, Mr. Inbar served as chairman of the board of C‑nario Ltd., a global provider of digital signage software solutions, chairman of the board of Followap Ltd., which was sold to Neustar, Inc. in November 2006, and chairman of the board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s historical knowledge of our company and extensive experience in working with technology companies qualify him to serve as a member of our Board. Mr. Inbar also serves in our Audit Committee and Compensation Committee.

Continuing Directors

Guy Sella is a co‑founder of SolarEdge and has served as Chairman of the Board of Directors and Chief Executive Officer since 2006. Prior to founding SolarEdge, Mr. Sella was a partner at Star Ventures, a leading venture capital firm, where he led investments in several startups, including AeroScout, Inc. (acquired by Stanley Black & Decker, Inc.) and Vidyo, Inc. Previously, Mr. Sella acted as the director of technology for the Israeli National Security Council and as the secretary for the National Committee for Cyber Protection. Mr. Sella also served as the head of the Electronics Research Department (“ERD”), one of Israel’s national labs, which is tasked with developing innovative and complex systems. Mr. Sella holds a B.S. in Engineering from the Technion, Israel’s Institute of Technology in Haifa. Mr. Sella brings to our Board demonstrated senior leadership skills, expertise from years of experience in electronics industries, and historical knowledge of our Company from the time of its founding.

Avery More has served as a member of our Board of Directors since 2006. Mr. More was the sole seed investor in the Company through his fund, ORR Partners I, L.P., and has participated in all successive rounds. Mr. More joined Menlo Ventures in 2013 as a venture partner, and focuses on investments in technology companies. Prior to joining Menlo Ventures, Mr. More was the president and chief executive officer of CompuCom Systems Inc. from 1989 to 1993. Mr. More currently serves on the board of directors of Vidyo, Inc., Takipi, BuzzStream, AppDome, and HolistiCyber Ltd. Mr. More has specific attributes that qualify him to serve as a member of our Board, including his historical knowledge of our company and his experience as a director of other private and public technology companies.

Marcel Gani has served as a member of our Board of Directors since 2015. From 2005 to 2009, Mr. Gani lectured at Santa Clara University, where he taught classes on accounting and finance. In 1997, Mr. Gani joined Juniper Networks, Inc. where he served as chief financial officer and executive vice president from December 1997 to December 2004, and as chief of staff from January 2005 to March 2006. Prior to joining Juniper, Mr. Gani served as chief financial officer at various companies, including NVIDIA Corporation, Grand Junction Networks, Primary Access Corporation and Next Computers. Mr. Gani served as corporate controller at Cypress Semiconductor from 1991 to 1992. Prior to joining Cypress Semiconductor, Mr. Gani worked at Intel Corporation from 1978 to 1991. Mr. Gani holds a B.A. in Applied Mathematics from Ecole Polytechnique Federal and an M.B.A. from University of Michigan, Ann Arbor. Mr. Gani serves on the board of directors of Infinera, where he is a member of the audit committee and the chairman of the Compensation Committee. Mr. Gani brings valuable financial and business experience to our Board through his years of experience as a chief financial officer with public companies and experience as a director of other public companies.

Tal Payne has served as a member of our Board of Directors since 2015. Tal Payne brings over 15 years of financial management experience, serving as Chief Financial Officer in Check Point Software Technologies Ltd. (“Check Point”), an Israeli multinational provider of software and combined hardware and software products for IT security, since joining in 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a CPA in public accounting at PricewaterhouseCoopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A., both from Tel Aviv University. Ms. Payne is a certified public accountant. Ms. Payne brings valuable financial and business experience to our Board through her years of experience as a chief financial officer with publicly traded companies.

The Board of Directors recommends a vote FOR the election of each of the three director nominees.

Directors and Corporate Governance

Board Composition

Our Board of Directors currently consists of seven members.

In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve.

Directors for a particular class will be elected for terms expiring at the third annual meeting of stockholders following their election. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Board Independence

Under the listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence. The Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional, heightened independence criteria applicable to directors serving on these committees. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our nominating and corporate governance committee, that each of Messrs. Avida, Cheifetz, Gani, Inbar and More and Ms. Payne is “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships that each non-employee director has with us and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director and affiliated persons and entities and any payments made to and from entities affiliated with the directors. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships or the amounts involved, the director had no relationships with the Company or our management that, in the judgment of the Board, would impair the director’s independence.

Leadership Structure

Guy Sella serves as Chief Executive Officer and Chairman of the Board. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Sella’s demonstrated senior leadership skills, expertise from years of experience in electronics industries, and his experience and familiarity with our business as Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while Mr. Sella brings company-specific experience and expertise. The Board of Directors believes that Mr. Sella’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.  The Board does not currently have a lead independent director or a standing presiding director, although the independent directors of the Board may designate a director to lead the meetings of the independent directors, as appropriate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled meeting of the Board.

Principles of Corporate Governance

Our Principles of Corporate Governance are available under “Corporate Governance” on our website at http://investors.solaredge.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. We have also adopted a code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at http://investors.solaredge.com. We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Board Meetings

During 2018, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period such director served and 75% of the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including material acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on the adequacy and effectiveness of the Company’s internal controls. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to its officers and other employees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Board of Directors has established an audit committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The audit committee’s responsibilities include, but are not limited to:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our outside auditor;
•	at least annually, reviewing the independence of our outside auditor;
•	reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements;
•	approving in advance all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;

•	receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•	establishing and overseeing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters;
•	establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions; and
•	overseeing the preparation of the report of the audit committee that SEC rules require to be included in our annual proxy statement.

Our audit committee, which met five times in the year ended December 31, 2018, consists of Marcel Gani, Tal Payne and Doron Inbar, with Marcel Gani serving as chairman. The composition of our Audit Committee complies with all applicable requirements of the SEC and the listing requirements of NASDAQ. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under NASDAQ rules and SEC rules. Our Board of Directors has determined that Marcel Gani and Tal Payne each qualify as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ Global Select Market rules and regulations.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The Compensation Committee’s responsibilities include, but are not limited to:

•	overseeing our overall compensation philosophy, policies, and programs;
•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the  Chief Executive Officer’s performance in light of those goals and objectives, approving grants of equity awards to the Chief Executive Officer and recommending to the independent directors the Chief Executive Officer’s compensation level based on this evaluation;

•	overseeing the evaluation of other executive officers and approving equity awards to these officers, and setting their compensation based upon the recommendation of the Chief Executive Officer;
•	reviewing and approving the design of other benefit plans pertaining to executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	overseeing preparation of the report of the Compensation Committee to the extent required by SEC rules to be included in our annual meeting proxy statement.

Our Compensation Committee, which met four times during the year ended December 31, 2018, consists of Avery More, Dan Avida and Doron Inbar, with Avery More serving as chairman. The composition of our Compensation Committee meets the requirements for independence under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or was during the year ended December 31, 2018, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically reviewing these criteria;
•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;
•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles;
•	establishing procedures for the consideration of Board candidates recommended by the Company’s stockholders;
•	recommending to the Board candidates to be elected by the Board to fill vacancies and newly created directorships and candidates for election or reelection at each annual stockholders’ meeting;
•	periodically reviewing the Board’s leadership structure, size, composition, and functioning;
•	overseeing succession planning for positions held by executive offices;
•	overseeing the evaluation of the Board and its committees; and
•	annually reviewing the compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board, as appropriate.

Our nominating and corporate governance committee, which met twice during the year ended December 31, 2018, consists of Avery More, Yoni Cheifetz and Dan Avida, with Avery More serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the applicable rules of the Nasdaq Global Select Market.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below.

Stockholders seeking to recommend candidates for consideration by the nominating and corporate governance committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary at 1 Hamada Street, Herziliya Pituach, Israel, 4673335.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Stockholder Engagement and Communication Policy

Understanding the issues that are important to our stockholders is critical in ensuring that we address their interests in a meaningful and effective way. The Company engages with our stockholders on a regular basis to discuss a range of topics, including our performance, strategy, risk management, executive compensation, and corporate governance. We recognize the value of taking our stockholders’ views into account. Dialogue and engagement with our stockholders helps us understand how they view us and set goals and expectations for our performance.

The Company’s engagement with its stockholders takes many forms and is a year-round activity. The Company’s CEO and CFO participate in numerous investor conferences and conduct non deal roadshows in various locations in and outside of the U.S. We further communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, press releases, and through our website. We hold conference calls for our quarterly earnings releases which are open to all. These calls are available in real-time and as archived webcasts on our website.

The Company encourages stockholders to participate in the Company’s annual shareholder meetings, as it provides a valuable opportunity to discuss the Company, its corporate governance, and other important matters.

Any stockholder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressees, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with the Company’s independent directors may do so by writing to them, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com.

Director Qualifications

The nominating and corporate governance committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;
•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•	commitment to understand the Company and its business, industry, and strategic objectives;
•	integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;
•	commitment to enhancing stockholder value;
•	willingness to act in the interest of all stockholders; and
•	for non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations.

Other requirements, such as industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board of Directors and its committees, may be considered. The Company values diversity on a company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds on the Board of Directors, but has not adopted a specific policy regarding Board diversity. The Board evaluates its diversity of occupational and personal backgrounds as part of its annual re-nomination process. Each of our director nominees has achieved an extremely high level of success in his career, including extensive experience in technology companies and venture capital firms, as well as historical knowledge of our company from their many years serving on our Board.  In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel, and processes of large, complex organizations.  Each has had exposure to effective leaders and has developed the ability to judge leadership qualities.  The nominating and corporate governance committee consults with other members of the Board and management in identifying and evaluating candidates for director.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee of the Board of Directors has selected EY to be the Company’s independent registered public accounting firm for the year ending December 31, 2019, and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since 2006. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of EY as the Company’s independent registered public accounting firm for 2019 to the stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for professional services rendered by EY for the audit of our financial statements for the year ended December 31, 2017 and the year ended December 31, 2018, and the aggregate fees for other services rendered by EY during those periods:

	Calendar 2017	Calendar 2018
	In thousands of Dollars
Audit fees(1)	535	815
Audit related fees (2)	-	336
Tax fees(3)	97	171
Total audit and related fees	632	1,322

(1)
“Audit fees” are fees for audit services for each of the years shown in this table, including fees associated with the annual audit (including audit of our internal control over financial reporting for the year ended December 31, 2017 and for the year ended December 31, 2018), reviews of our quarterly financial results submitted on Form 10-Q, and consultations on various accounting issues.

(2)	”Audit related fees” are fees for financial and tax due diligence with respect to our acquisitions in Korea and Italy.
(3)	Represents professional services rendered for tax compliance, tax advice, tax planning, and review of our Israeli tax returns.

Our Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which EY provides. The policy balances the need to ensure the independence of EY while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the audit committee. Certain services may also be pre-approved by the Chairman of the audit committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

All of the services of EY, described above, for year ended December 31, 2017 and the year ended December 31, 2018, were pre-approved by the audit committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of EY for 2019.

PROPOSAL NO. 3—SAY–ON-PAY

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (referred to as “Say-on-Pay” vote). As described below in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee's goals in setting executive compensation are to motivate our executives to maximize stockholder value, provide compensation that varies based on performance, and attract and retain managerial talent, without promoting unreasonable risk-taking. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards.

We urge stockholders to read the "Compensation Discussion and Analysis" below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative following the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.

This advisory Say-on-Pay vote is non-binding; however, our Board of Directors and Compensation Committee will review and consider the voting results carefully when making future decisions regarding our executive compensation programs.

After careful consideration, the Board of Directors has adopted a policy of providing for annual “Say-on-Pay” advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding “Say-on-Pay” votes, , the next “Say-on-Pay” advisory vote will be included in our 2020 proxy statement.

The Board of Directors recommends a vote FOR the approval of our executive compensation on an advisory basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 23, 2019 (unless indicated otherwise below), for:

•	each person known to us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our Board of Directors and director nominees;

•	each of our named executive officers; and

•	the members of our Board of Directors and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 47,501,362 shares of common stock outstanding as of April 11, 2019, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 11, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarEdge Technologies, Inc., 1 HaMada Street, Herziliya Pituach 4673335, Israel.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
5% Stockholders:
BlackRock, Inc. (1)	4,421,944	9.3%
NN Group N.V. (2)	3,711,081	7.8%
Menora Mivtachim Holdings Ltd. (3)	2,980,531	6.3%

Directors and Named Executive Officers:
Guy Sella(4)	1,298,560	2.7%
Ronen Faier(5)	156,485	*
Zvi Lando(6)	232,818	*
Yoav Galin(7)	317,603	*
Rachel Prishkolnik(8)	59,150	*
Dan Avida(9)	246,515	*
Yoni Cheifetz(10)	44,021	*
Marcel Gani(11)	34,012	*
Doron Inbar(12)	176,235	*
Avery More(13)	582,291	1.2%
Tal Payne (14)	22,902	*
All directors and executive officers as a group (13 individuals)(15)	3,736,851	7.9%

——————
*	Represents beneficial ownership of less than 1%.
(1)
Based solely on a Schedule 13G/A filed with the SEC by Blackrock Inc., on February 7, 2019. Schedule 13G/A contains information as of December 31, 2018.  Blackrock Inc. reports having power to dispose or to direct the disposition of over all of the shares reported above. The address of the reporting persons is 55 East 52nd Street New York, NY 10055.

(2)
Based solely on a Schedule 13G/A filed with the SEC by NN Group N.V., on January 24, 2019. Schedule 13G/A contains information as of December 31, 2018.  NN Group N.V. reports having power to dispose or to direct the disposition of over all of the shares reported above. The address of the reporting persons is Schenkkade 65, 2595 AS, The Hague, The Netherlands.

(3)
Based solely on a Schedule 13G/A filed with the SEC by Menora Mivtachim Holdings Ltd., on February 13, 2019. Schedule 13G/A contains information as of December 31, 2018.  Menora Mivtachim Holdings Ltd. reports having shared dispositive power over all of the shares reported above. The address of the reporting persons is Menora House, 23 Jabotinsky St., Ramat Gan 5251102, Israel.

(4)
Consists of 526,720 shares of common stock owned of record by Mr. Sella, 757,662 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 14,178 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(5)
Consists of 32,459 shares of common stock owned of record by Mr. Faier, 119,483 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 4,543 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(6)
Consists of 32,459 shares of common stock owned of record by Mr. Lando, 195,816 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 4,543 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(7)
Consists of 250,759 shares of common stock owned of record by Mr. Galin, 62,495 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 4,349 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(8)
Consists of 19,766 shares of common stock owned of record by Ms. Prishkolnikk, 36,086 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 3,298 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(9)
Consists of 20,874 shares of common stock owned of record by Mr. Avida, 2,028 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019, 200,000 shares of common stock held by Opus Capital Venture Partners L.P.’s investment committee consists of Carl Showalter, Dan Avida, Gill Cogan and Joseph Cutts and 23,613 shares of common stock held by The Zarbu Revocable Trust, c/o Dan Avida.

(10)
Consists of 41,993 shares of common stock owned of record by Mr. Cheifetz and 2,028 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(11)
Consists of 20,874 shares of common stock owned of record by Mr. Gani, 2,028 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019, 5,555 shares of common stock held directly by Marcel Gani 2002 Living Trust and 5,555 shares of common stock held directly by ALGA Partners LLC. Mr. Gani, in his capacity as trustee, has voting and investment power over the shares owned by the Marcel Gani 2002 Living Trust. Mr. Gani, in his capacity as manager, has voting and investment power over the shares owned by ALGA Partners LLC.

(12)
Consists of 20,874 shares of common stock owned of record by Mr. Inbar, 153,333 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 2,028 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(13)
Consists of 95,072 shares of common stock owned of record by Mr. More, 2,028 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019, 469,850 shares of common stock held by ORR Partners I GP, LP, a limited partnership controlled by Avery More and 15,341 shares held by Avery More's wife, Jerralyn Smith More, as to which Avery More disclaims any ownership interest.

(14)
Consists of 20,874 shares of common stock owned of record by Ms. Payne and 2,028 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

(15)
Consists of 2,124,216 shares of common stock, 1,564,400 shares of common stock issuable upon exercise of options exercisable within 60 days of April 11, 2019, and 48,235 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 11, 2019.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Strategy

The main objectives of our pay-for-performance compensation program are to:

•	motivate our executives to maximize stockholder value;

•	provide compensation that varies based on performance; and

•	attract and retain managerial talent, without promoting unreasonable risk-taking.

These guiding principles apply to all of our executive pay practices discussed.

Compensation Governance Highlights

In addition to aligning pay with performance, our executive compensation program is intended to be consistent with corporate governance best practices. This is demonstrated by the following elements in our executive officer compensation arrangements:

•	robust selling restrictions;

•	restrictions on hedging and pledging the Company’s common stock;

•	use of objective, performance criteria in our incentive plans;

•	advice from independent compensation consultants retained by the Compensation Committee; and

•	no specific retirement benefit plans designed solely for senior executives or related entitlements such as executive benefits and perquisites, tax gross-ups, etc.

2018 Results and Key Events and Impact on Compensation

The Company’s performance in the year ended December 31, 2018 was significantly better than the year ended December 31, 2017 in most parameters. Our revenues grew 54.4% from $607.0 million in the year ended December 31, 2017 to $937.2 in the year ended December 31, 2018. Although our gross margins reduced from 35.4% in the year ended December 31, 2017 to 34.1 % in the year ended December 31, 2018, our net profits grew 53.1%  from $84.2 million for the year ended December 31, 2017 to $128.8 million for the year ended December 31, 2018. In addition, the Company generated $189.1 million in cash from operating activities for the year ended December 31, 2018, compared to $136.7 in the same period ending December 31, 2017. In the year ended December 31, 2018, we entered into the Uninterruptible Power Supply (“UPS”) market by acquiring the assets of Gamatronic Electronics Ltd. and acquired Kokam Co. Ltd., a leading provider of lithium-ion cells, batteries and energy storage solutions. The Company grew from 1,007 full time employees at year end 2017 to 1,737 full time employees as of December 31, 2018. In addition, we established new subsidiaries in Taiwan and South Korea.

Compensation awarded to our named executive officers (“NEOs”) for 2018 was in line with pay-for-performance criterion which takes into account our performance relative to our peers and our positive financial results.

Our NEOs for the year ended December 31, 2018, which consist of our chief executive officer, chief financial officer, and the next three most highly-compensated executives, are:

•	Guy Sella, our Chief Executive Officer and Chairman of the Board;
•	Ronen Faier, our Chief Financial Officer;
•	Zvi Lando, our Vice President, Global Sales;
•	Yoav Galin, our Vice President, Research and Development; and
•	Rachel Prishkolnik, our Vice President, General Counsel and Corporate Secretary.

This Compensation Discussion and Analysis describes compensation for services rendered by our NEOs during the year ended December 31, 2018 and the tables and narratives that follow contain information regarding compensation for services rendered by our NEOs during fiscal 2016, the six months ended December 31, 2016, the year ended December 31, 2017 and the year ended December 31, 2018.

Compensation Objectives and Guiding Principles

The primary objectives of our senior executive compensation program are as follows:

•	Pay for Performance: Motivate, recognize, and reward superior performance and individual contributions.

•	Alignment of Interests: We seek to align the interests of our senior executives with those of our stockholders.

•
Attraction, Motivation, and Retention of Talent: Our senior executive compensation programs are designed to help us attract, motivate, and retain key management talent who drive profitability and the creation of stockholder value.

Elements of Compensation

The following table describes each element of our senior executive compensation program and how these elements help us to achieve our compensation objectives:

Compensation Element	Form	Objective	Rationale / Key Characteristics
Base Salary	Cash	Retention Attraction Performance
•   Fixed compensation
•   Intended to be commensurate with each senior executive’s position and level of responsibility
•   Evaluated annually or as necessary in response to organizational/business changes, individual performance, market data, etc., but not automatically increased

Annual Cash Incentive Compensation	Cash	Performance Alignment of Interests Motivation
•   Tied to Company performance. Also, for all NEOs other than the CEO, individual performance
•   Designed to reward achievement of annual performance goals that we consider important contributors to stockholder value
•   Performance goals and targets are established by the Compensation Committee at the beginning of each calendar year
•   The Compensation Committee approves annual cash incentive award payouts based on the level of achievement of these pre-established goals

Long-Term Incentives	Stock Options	Performance Alignment of Interests Retention Motivation
•   As options have no value unless the value of our common stock increases, it aligns the interests of senior executives with those of our stockholders and motivates such executives to perform in a manner that drives sustainable increases in the value of our common stock

•   The multi-year vesting encourages retention as recipients need to remain employed in order for vesting to occur

	Restricted Stock Units	Performance Alignment of Interest Retention Motivation
•   Variable compensation designed to reward contributions to our long-term strategic, financial, and operational success, motivate future performance, align the interests of senior executives with those of stockholders, and retain key senior executives through the term of the awards

Other Compensation and Benefits	N/A	Attraction Retention
•   NEOs receive benefits that are generally available to all salaried employees in Israel, where the NEOs are located. This includes contributions to an education fund and to a fund known as Manager’s Insurance, which provides a combination of retirement plan, insurance, and severance pay benefits to Israeli employees.
•   NEOs receive benefits that we generally make available to all salaried employees, including participation in the Employee Stock Purchase Plan.

Change–in- Control Arrangements	Equity	Attraction Retention
•   Each of our NEOs has a clause in the NEO’s employment agreement that entitles the NEO to immediate vesting of equity in the event of a qualifying termination within one year following a change in control (“double-trigger” equity vesting)
•   Keep management’s highest priority on stockholder interests in the face of events that may result in a change-in-control and not on potential individual implications of any such events
•   Reasonable change-in-control protections for our senior executives are necessary in order for us to attract and retain qualified employees
•   We periodically review the necessity and design of our senior executive severance and change-in-control arrangements

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each senior executive. We also consider the senior executive’s level of responsibility, the importance of the senior executive’s role in achieving our corporate objectives, and the senior executive’s long-term potential, while taking into account his or her current target compensation, value of outstanding equity awards, and stock ownership levels, and our stock selling restrictions for senior executives. Finally, we weigh competitive practices, relevant business and organizational changes, retention needs, and internal pay equity.

In order to attract, retain, and motivate the best management talent, we believe that we must provide a target compensation package that is competitive relative to our peers. In connection therewith, the Compensation Committee considers practices of specific companies that we identified as our peers for executive compensation in 2018 (the“2018 Peer Group”), as well as size-appropriate technology industry survey data.

Each year, the Compensation Committee reviews the market data with the assistance of its external compensation consultant and makes changes, as appropriate, in order to ensure it continues to appropriately reflect the Company’s size, industry, and scope of operations.

For 2018, working with Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee approved the 2018 Peer Group, as described below, based on multiple factors, including business similarities and broadly comparable financial profiles (e.g. revenue, market capitalization, enterprise value, and growth profiles). The 2018 Peer Group used for establishing 2018 senior executive target compensation was as follows: 3D Systems Corporation, Advanced Energy Industries Inc., Cray Inc., Generac Holdings Inc., Gigamon Inc. Infinera Corporation,., Mellanox Technologies Ltd.,  MKS Instruments Inc., Ormat Technologies Ltd., Photronics Inc., Powell Industries Inc., Stratasys Ltd., Silver Spring, Sun Power Corporation, Sunrun Inc., Veeco Instruments Inc., Verint Systems Inc.,  Vicor Corporation and Xperi Corporation (formerly Tessera Technologies Inc.).  This peer group was expanded and modified to accommodate for certain companies no longer being publicly traded and to add other peers that were found to meet the aforementioned factors for our peer group.

When the Compensation Committee evaluated the 2018 Peer Group, our revenues were positioned at approximately the 40th percentile compared to the group for the trailing quarter and 50th percentile for the 2017 estimate, our operating income was at approximately the 75th percentile, and our market capitalization was at approximately the 40th percentile.

After reviewing the peer group data described above, we determined the approximate range within which to target total direct compensation (the sum of base salary, target annual incentive, and the grant date fair value of long-term incentives) for our senior executives for 2018. Within that range, we incorporated flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs.

In general for 2018, we set base salary and short- and long-term incentive compensation opportunities for our senior executives, including the NEOs, at or near the median of the peer group proxy and survey data. As described below, individual levels varied from the targeted position for each of the elements of target total direct compensation based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience.

In November 2018, the Compensation Committee evaluated the equity compensation of the CEO and other senior executives as part of a study performed by FW Cook for the evaluation of executive salaries and other compensation for 2019. In connection therewith, the Compensation Committee considered the 2018 Peer Group in light of the growth of the Company and as each year, reviewed the market data with the assistance of its external compensation consultant and made appropriate changes in order to ensure it continues to appropriately reflect the Company’s size, industry, and scope of operations.

For establishing appropriate benchmarks for the NEO compensation for 2019, working with FW Cook, the Compensation Committee approved the 2019 Peer Group, as described below, based on multiple factors, including business similarities and broadly comparable financial profiles (e.g. revenue, market capitalization, enterprise value, and growth profiles). The 2019 Peer Group used for establishing 2019 senior executive target compensation was as follows: 3D Systems Corporation; Advanced Energy Industries Inc.; Brooks Automation, Inc.; Cree, Inc.; Finisar Corporation; Generac Holdings Inc.; Infinera Corporation; Mellanox Technologies Ltd.;, MKS Instruments Inc.; Netgear Inc.; Ormat Technologies Ltd.; Pattern Energy Group LP; Power Integrations, Inc.; Silicon Laboratories Inc.; Veeco Instruments, Inc., Verint Systems Inc..  This peer group was expanded and modified since the 2018 Peer Group to take into account the changes in financial parameters given the significant growth of the Company, both in revenues, net income in business scope due to acquisitions. The modifications were also made to accommodate for certain companies no longer being publicly traded and to add other peers that were found to meet the aforementioned factors for our peer group.

Results of 2018 Advisory Vote to Approve Executive Compensation

At our 2018 annual meeting of stockholders, 84% of the votes cast were in favor of our advisory resolution regarding the compensation of our NEOs.  The Compensation Committee believes this affirms the stockholders’ support of the Company’s pay-for-performance philosophy with respect to executive compensation.  No changes were made to the compensation program for NEOs as a direct response to the result of the vote. The Compensation Committee will continue to consider the results of future advisory votes on executive compensation.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our senior executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other senior executives, and the Compensation Committee determines their compensation based on recommendations from the CEO. The executives do not play a role in their own individual compensation determinations.

Role of Compensation Consultants

With respect to decisions for 2018 target compensation of the NEOs, competitive review of senior executive and non-employee director compensation programs and peer group review for 2018, the Compensation Committee retained FW Cook to review market trends and advise the Compensation Committee. FW Cook is the sole compensation consultant of the Compensation Committee.

Our Compensation Committee has concluded that no conflicts of interest exist with respect to FW Cook’s provision of services after considering the following six factors: (i) the provision of other services to us by FW Cook; (ii) the amount of fees FW Cook received from us as a percentage of the total revenue of FW Cook; (iii) the policies and procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FW Cook consultants with a member of the Compensation Committee; (v) any of our stock owned by the FW Cook consultants; and (vi) any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

The Compensation Committee is directly responsible for the appointment, compensation, and oversight of FW Cook. FW Cook reported directly to the Compensation Committee, although the Compensation Committee instructed FW Cook to work with management to compile information and to gain an understanding of the Company and any Company-related issues for consideration by the Compensation Committee, including market trends.

Compensation-Related Governance Policies

Stock Ownership and Holding Guidelines

All of our employees, including the NEOs, are subject to our Insider Trading Policy which forbids employees to trade in the Company’s stock, or any derivatives thereof, while holding non-public material information or during the Company’s set “black-out periods”. In addition, the Company’s board of directors has adopted Stock Ownership and Holding Guidelines that apply to the Company’s CEO and his direct reports. As per the current guidelines, the CEO and his direct reports are required to attain and maintain stock equal to four times the annualized base salary for the CEO and two times the annualized base salary for all CEO direct reports.  Executives who are covered by the policy are required to hold 50% of the “net profit shares” resulting from stock option exercises and/or vesting of other stock-based awards until they reach their applicable stock ownership level. “Net profit shares” refers to the number of shares actually held by the executive after covering withholding tax requirements and/or stock option exercise costs with a portion of the shares resulting from such exercise or vesting event. Once covered by the policy, executives are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership requirement. Once an individual has achieved the required stock ownership level, he/she must maintain stock ownership at or above the required level.  As of the Record Date, all of the executives subject to this policy are in compliance.

Compensation of the Named Executive Officers

In determining target total compensation for our NEOs for 2018, we evaluated the financial and operational performance of the Company and considered each senior executive’s contributions relative to that performance. As part of the annual senior executive compensation review, the Compensation Committee reviewed independent market data as well as then-current pay levels of the Company’s senior executives, the Company’s pay philosophy and corporate performance, and the individual performance of the Company’s senior executives.

For a discussion of the Company’s performance for the year ended December 31, 2018, see “Executive Compensation — 2018 Results and Key Events and Impact on Compensation” above.

Base Salary

Base salaries in 2018 for the CEO and each of the NEOs were the same as in 2017 and were not adjusted for the NEOs since August 2016. When the Compensation Committee reviewed executive compensation in December 2017, it was determined, based on a report provided by FW Cook, that the base salaries were within market level medians and therefore in 2018 they remained unchanged.

When evaluating executive compensation again in the last quarter of 2018 with respect to compensation of executives for 2019, the Compensation Committee engaged FW Cook and updated the Peer Group of the Company in order to take into account the growth of the Company, both in revenues, operating income and changes in market cap. In their report, FW Cook found that the base salaries of each of the NEOs were all below market median levels. As such, and taking into account the increased levels of responsibility for each of the NEOs, the salaries were increased effective January 1, 2019. The increase in salaries for 2019, reflecting a 18.0-31.0% increase in base salaries for all of our NEOs, were made following a discussion with FW Cook and according to their recommendations. FW Cook updated its compensation analysis as applied to the Company’s peer group and considered the Company’s growth since August 2016, and made its recommendations based upon that updated analysis. Specifically, the Compensation Committee took into account the growth of the Company, in revenues, global presence and including recent activities of management involving business development and acquisitions, including the addition of three new businesses (UPS, batteries and e-Mobility) to their respective management roles and the increase in responsibilities accompanied therewith.

The base salaries of our NEOs were approved by the Compensation Committee in U.S. Dollars. As per such approval, payments are actually made in New Israeli Shekel based on the exchange rate used at the time of the approval. As such, while the actual monthly payment of base salaries of our NEOs did not change between August 2016 and through December 31, 2018, the U.S. Dollar amount reflected in the below disclosure reflects the rate of exchange as of December 2017 and as such, reflects a base salary change that is merely a result of a fluctuation in the exchange rate of U.S. Dollar to New Israeli Shekel. The following table sets forth the 2017-2019 base salaries for the NEOs:

December 2017 and November 2018 Base Salary Decisions
Name and Principal Position	Annual base salary Effective 2017-2018 ($)	Annual base salary Effective Jan. 2019($)	Percentage change
Guy Sella - Chief Executive Officer and Chairman of the Board	611,000	750,000	22.7%

Ronen Faier - Chief Financial Officer	350,000	420,000	20.0%

Zvi Lando - Vice President, Global Sales	350,000	420,000	20.0%

Yoav Galin – Vice President, Research and Development	322,000	380,000	18.0%

Rachel Prishkolnik – Vice President, General Counsel and Corporate Secretary	290,000	380,000	31.0%

Annual Cash Incentive Compensation

For 2018, each NEO was eligible to receive an annual incentive compensation payment based on achievement of pre‑established performance goals. For Mr. Sella, the performance goals were based entirely upon Company‑related financial, operational, and strategic objectives, comprised of 70% financial achievement, 7% operations, 17% strategy, and 6% scalability and infrastructure. Specifically, the financial achievement parameters of the minimum required for bonus payments were contingent upon the Company meeting at least 70% of its financial parameters and having a positive net income. The financial parameters were comprised of revenue, net income and gross margin targets. The compensation committee measured the achievement of the targets based upon the Company’s solar business results so as not to take into account the acquisitions which were not taken into account when the performance goals were established.

For the remaining NEOs, the performance goals detailed below were weighted based upon 50% Company‑related financial, operational, and strategic objectives (which were the same objectives as for the CEO and as detailed in the table below) and 50% individual performance. The Company exceeded the achievement threshold set for the financial goals related to revenues and profitability targets and was slightly below the gross margin target. The Company reached higher than the minimum achievement required for bonus payments by achieving annual calendar revenues in solar business of $914.3 million and a net income of $136.0 million in solar business.  The Company reached a gross margin of 35.0% for the solar business thus yielding only a portion of the entitlement under this financial parameter. The non-financial performance goals for the CEO relate to specific targets decided upon by us in accordance with the Company’s plans for the year to follow. For example, for 2018, these goals included increasing the Company’s manufacturing production capabilities by 35%, finishing development of certain new inverter lines, development of a full suite of home energy products and establishment of business for the sale of UPS products.

The 2018 bonus structure and achievement against the Company‑related financial, operational, and strategic objectives is summarized as follows:

Goal Type	Percentage	2018 Achievement vs. Goals
Revenue	35%	$914.3M in Revenue in solar business vs. $720M Goal (+27.0%)
Net Income	14%	$136.0M in Net Income in solar business vs. $90M Goal (+51.1%)
Gross Margin	21%	35.0% in Gross Margin in solar business vs. 36.0% Goal (-2.8%)
Strategy	17%	Targets which included building a UPS business unit and establishing a means of battery manufacturing
Scalability & Infrastructure	6%	Targets which focused on developing a new manufacturing facility and advanced laboratories
Operations	7%	Targets included increasing manufacturing capacity by more than 35% and completion of new inverter models
Total	100%	114.3% of Target Achieved

In addition to the aforementioned performance goals detailed above which were weighted based upon 50% Company‑related financial, operational, and strategic objectives, each  NEO other than the CEO has additional individual performance goals relating to their respective specific areas of contribution to the Company. Each of the NEOs received a bonus under the compensation plan that had been preapproved by the Compensation Committee and after review by the Compensation Committee of the specific performance goals and determination of their level of achievement. Each NEO has a certain target bonus that is preapproved by the Compensation Committee and is equal to eight months of such NEO’s monthly Base Salary. NEOs can achieve beyond their target bonus if the performance goals are exceeded and at the discretion of the Compensation Committee.

The individual performance goals are specific goals to each NEO and relate to the goals for the success and growth of the Company for the forthcoming year. Specifically, for our Vice President of Research and Development the goals include the development of certain new products and for our Vice President of Global Sales, the goals include the penetration of sales in certain new geographic regions. For 2018, Mr. Sella was awarded $674,897 which represents 114% of his Base Salary for calendar 2018; Mr. Faier was awarded $241,714 which represents 72% of his Base Salary for calendar 2018; Mr. Lando was awarded $235,741 which represents 70% of his Base Salary for calendar 2018; Mr. Galin was awarded $210,688 which represents 68% of his Base Salary for calendar 2018 and Ms. Prishkolnik was awarded $198,292 which represents 71% of her Base Salary for calendar 2018. Payments were made to the NEOS in New Israel Shekels converted from US Dollars on the payment date. These performance-based cash bonuses were paid in March 2019 for achievement of business objectives established by the Compensation Committee for calendar year 2018.

NEO	2018 Bonus Target	2018 Actual Bonus	2018 Actual Bonus as % of Target*
Guy Sella	$611,000	$674,897	110.5%
Ronen Faier	$234,000	$241,714	103.3%
Zvi Lando	$234,000	$235,741	100.7%
Yoav Galin	$215,000	$210,688	98.0%
Rachel Prishkolnik	$193,000	$198,292	102.7%

* Percentage of Actual Bonus as Percentage of Target is slightly lower than the Actual Bonus entitlement in U.S Dollars due to the fact that Actual Bonuses were calculated and paid based on the NEOs monthly New Israeli Shekel (NIS) base salary at year end.

Equity Compensation

In December 2017, the Compensation Committee evaluated the equity compensation of the CEO and other senior executives for 2018 as part of the study performed by FW Cook. In order to align NEO compensation with the median of the 2018 Peer Group (with adjustments as necessary based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience), and in order to maintain a performance based compensation program that aligns the NEOs with the interests of shareholders and also provides them with long term incentives, the Compensation Committee approved annual long-term incentive grants for the CEO and other NEOs (as well as the other senior executives) consisting of 50% RSUs and 50% options. We believe this mix of options and RSUs is appropriate because it provides a balance between incentive (given that stock options only provide value to the grantee in the event that our stock price increases following the date of grant) and retention (given that RSUs only become payable based upon continued service over time). All of the equity grants have a four-year vesting period. The options have a ten year term and were granted at an exercise price of $38.05 which was the fair market value of the shares as of the date of the grant. The rationale of granting options to senior executives is to create more leverage and greater wealth creation opportunity that can materially impact financial and stock price performance, consistent with typical market practice, and aligning senior executives with the interests of the Company. The options have strong performance orientation since they only provide value if the stock price increases. The time-vested RSUs, which are granted to all of the Company’s employees, offer more certainty in value delivery (while still being stockholder-aligned) thereby driving executive retention.

As was done for 2018, the Compensation Committee aligned the long term incentives for 2019 with the 2019 Peer Group (with adjustments as necessary based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience), in order to maintain a performance based compensation program that aligns the NEOs compensation with the interests of shareholders and also provides them with long term incentives. The Compensation Committee approved annual long-term incentive grants for the CEO and other NEOs (as well as the other senior executives) consisting of 50% RSUs and 50% options.

Employment Agreements

During 2018, we were party to employment agreements with Messrs. Sella, Faier, Lando, Galin, and Ms. Prishkolnik. Each of these employment agreements provide for employment of the NEO on an “at‑will” basis and provide for a base salary, vacation, sick leave, payments to a pension and severance fund, as well as to an Israeli recreational fund and recuperation pay, in accordance with Israeli law. On May 16, 2017, our Compensation Committee approved the amendment of the employment agreements of our executive officers in order to standardize all executive management agreements. Following the amendment, all executive management employment agreements provide for double-trigger equity vesting following a change of control event. See the sections below entitled “Executive Compensation Table Narrative-Employment Agreements” and “Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control” for more information.

Other Compensation

Our CEO and the remaining NEOs receive benefits that we generally make available to all salaried employees in Israel, where the NEOs are located. These include contributions to an education fund and to a fund known as Manager’s Insurance, which provides for a combination of retirement plan, insurance, and severance pay benefits to Israeli employees. See the section below entitled “Executive Compensation Table Narrative--Employment Agreements” for more information. Executives do not receive any special perquisites not extended to other employees of the Company.

Tax Deductibility of Compensation

For 2017 and prior years, Section 162(m) of the Internal Revenue Code (the Code) generally limited the deductibility of compensation to $1 million per year for certain of our named executive officers, unless compensation in excess of the limit qualified as “performance based compensation.” Following the changes to the tax laws effective as of January 1, 2018 that eliminate the exception for “performance based compensation,” we expect we will be unable to deduct compensation payable to Named Executive Officers in excess of $1,000,000.

While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of our business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee’s compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate.

COMPENSATION COMMITTEE REPORT

This report shall not be deemed incorporated by reference or by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed with management and its independent consultant, the Compensation Discussion and Analysis below, and based on the review and discussions, recommended to our board that this Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee, Avery More, Chairman Dan Avida Doron Inbar

COMPENSATION RISK

Our compensation programs are designed to balance risk and reward in relation to the Company’s overall business strategy. Management assessed, and the Compensation Committee reviewed, our senior executive and broad-based compensation and benefits programs. Based on this assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Among the program attributes that discourage inappropriate risk-taking are:

•	the balance between annual and long-term compensation, including the fact that a significant portion of compensation is delivered in the form of equity incentives that vest over several years;
•	the use of multiple financial metrics for performance-based annual cash incentive awards and the use of individual goals under our annual cash incentive program;
•	the Compensation Committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation; and
•	our management stock-selling restrictions encourage a longer-term perspective and align the interests of senior executives and the Board, as applicable, with other stockholders.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2018, the year ended December 31, 2017, the Stub Period, and fiscal years 2016.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(1)		Total ($)
Guy Sella - Chief Executive Officer and Chairman of the Board	2018	595,267	1,363,073	1,449,971	674,897	94,973	(4)	4,178,181
	2017	600,221	1,002,437	986,343	645,219	94,261	(5)	3,328,481
	2016SP	274,135	499,793	505,551	503,073	42,801	(6)	1,825,353
	2016	483,192	641,051	903,240	714,528	72,435	(7)	2,814,446

Ronen Faier – Chief Financial Officer	2018	340,926	410,801	436,966	241,714	53,689	(8)	1,484,097
	2017	343,763	325,242	320,010	241,153	53,725	(9)	1,283,893
	2016SP	158,355	162,157	164,028	203,923	24,931	(10)	713,395
	2016	283,315	256,420	361,296	260,841	42,666	(11)	1,204,538

Zvi Lando – Vice President, Global Sales	2018	340,926	410,801	436,966	235,741	56,137	(12)	1,480,571
	2017	343,763	325,242	320,010	248,474	56,302	(13)	1,293,791
	2016SP	158,355	162,157	164,028	195,864	25,932	(14)	706,337
	2016	288,503	256,420	361,296	247,065	46,329	(15)	1,199,614

Yoav Galin – VP Research and Development	2018	313,868	410,801	436,966	210,688	52,303	(16)	1,424,626
	2017	316,480	325,242	320,010	209,731	52,195	(17)	1,223,658
	2016SP	145,584	162,157	164,028	178,415	24,220	(18)	674,405
	2016	262,299	256,420	361,296	235,933	42,256	(19)	1,158,204

Rachel Prishkolnik -VP General Counsel and Corporate Secretary	2018	281,399	248,155	527,173	198,292	46,718	(20)	1,301,737

(1)
We paid the amounts reported for each NEO in New Israeli Shekels. We have translated amounts paid in New Israeli Shekels into U.S. dollars at the foreign exchange rate published by the Bank of Israel as of the date of payment.

(2)
The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2u to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 28, 2019. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. The values reported in the table for performance-based restricted stock units granted in fiscal 2016 were calculated assuming that all applicable performance goals would be achieved.

(3)	Represents the cash bonuses earned pursuant to our annual cash incentive program. For more information, see the discussion in the CD&A under the caption Annual Cash Incentive.

(4)	Includes a $49,586 contribution by the Company to Mr. Sella’s severance fund and $45,387 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(5)	Includes a $49,996 contribution by the Company to Mr. Sella’s severance fund and $44,265 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(6)	Includes a $22,835 contribution by the Company to Mr. Sella’s severance fund and $19,966 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(7)	Includes a $40,250 contribution by the Company to Mr. Sella’s severance fund and $32,185 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(8)	Includes a $27,179 contribution by the Company to Mr. Faier’s severance fund and $26,511 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(9)	Includes a $27,404 contribution by the Company to Mr. Faier’s severance fund and $26,321 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(10)	Includes a $12,674 contribution by the Company to Mr. Faier’s severance fund and $12,257 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(11)	Includes a $22,772 contribution by the Company to Mr. Faier’s severance fund and $19,894 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(12)	Includes a $28,399 contribution by the Company to Mr. Lando’s severance fund and $27,738 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(13)	Includes a $28,633 contribution by the Company to Mr. Lando’s severance fund and $27,669 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(14)	Includes a $13,191 contribution by the Company to Mr. Lando’s severance fund and $12,741 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(15)	Includes a $24,032 contribution by the Company to Mr. Lando’s severance fund and $22,297 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(16)	Includes a $26,145 contribution by the Company to Mr. Galin’s severance fund and $26,158 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(17)	Includes a $26,363 contribution by the Company to Mr. Galin’s severance fund and $25,832 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(18)	Includes a $12,127 contribution by the Company to Mr. Galin’s severance fund and $12,093 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

(19)	Includes a $21,850 contribution by the Company to Mr. Galin’s severance fund and $20,406 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance

(20)
Includes a $22,608 contribution by the Company to Ms. Prishkolnik’s severance fund and $24,110 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

2018 Grants of Plan-Based Awards

Name	Equity Award Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(1)
		Threshold ($)	Target ($)(2)	Maximum ($)
Guy Sella			611,000
	01/02/2018					65,436	38.05	1,365,373
	01/02/2018				38,107			1,449,971
Ronen Faier			234,000
	01/02/2018					19,721	38.05	408,782
	01/02/2018				11,484			436,966
Zvi Lando			234,000
	01/02/2018					19,721	38.05	408,782
	01/02/2018				11,484			436,966
Yoav Galin			215,000
	01/02/2018					19,721	38.05	408,782
	01/02/2018				11,484			436,966
Rachel Prishkolnik			193,000
	01/02/2018					11,913	38.05	246,936
	01/02/2018				8,800			335,981
	10/07/2018				5,034			191,191

(1)
The amounts in this column represent the aggregate grant date fair value of the equity based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these equity based awards in Note 2u to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 28, 2019. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(2)	The Non-Equity Incentive Plan does not include any thresholds or a maximum cap for the Non-Equity Awards.

Executive Compensation Table Narrative

Employment Agreements

We or SolarEdge Technologies, Ltd., our Israeli subsidiary, are party to the following employment agreements:  (1) an employment agreement with Mr. Sella, effective as of September 1, 2007, pursuant to which he serves as our (and SolarEdge Technologies Ltd.’s) Chief Executive Officer and Chairman of the Board, (2) an employment agreement with Mr. Faier, effective as of December 1, 2010, pursuant to which he serves as SolarEdge Technologies Ltd.’s Chief Financial Officer, (3) an employment agreement with Mr. Lando effective as of May 17, 2009, pursuant to which he serves as SolarEdge Technologies Ltd.’s Global Vice President of Sales, (4) an employment agreement with Mr. Galin effective as of June 1, 2006 pursuant to which he serves as our Vice President, Research and Development; and (5) an employment agreement with Ms. Prishkolnik, effective November 1, 2010, pursuant to which she serves as our VP General Counsel and Corporate Secretary.

Each of these employment agreements provide for employment of the NEO on an “at-will” basis. In all cases, either party may terminate the agreement by providing 60 or 90 days prior written notice, provided, however, that we may terminate the agreements immediately and without prior notice and make a payment in lieu of advance notice, in accordance with applicable law. In addition, we may also terminate the agreements immediately upon written notice in the event of “cause” (as defined therein) which may include a conviction of a crime of moral turpitude, a material breach of fiduciary duties towards the company or its parent company, engagement in competing activities, or a material breach of confidentiality and non-disclosure obligations towards the company or its parent company; a material breach of the employment agreement or other circumstances under which severance pay may be denied from such employee under the applicable Israeli law.

The agreements provide for a base salary, vacation, sick leave, payments to a pension and severance fund as well as an Israeli recreational fund and recuperation pay in accordance with Israeli law. Pursuant to the agreements, we have effected a manager’s insurance policy for each NEO pursuant to which we make contributions on behalf of each NEO as well as the required statutory deductions from salary and any other amounts payable under the agreements on behalf of each NEO to the relevant authorities in accordance with Israeli law. For all NEOs, we contribute 8.33% of each NEOs base salary toward the policy for the severance pay component, 5% for the savings and risk component (or 6% in the case of a pension fund, with such amount to be allocated to a provident fund or pension plan), 7.5% for the educational fund component, up to approximately $4,000 per year and up to 2.5% for disability insurance. In all cases we deduct 5% of each NEO’s base salary to be paid on behalf of the NEO toward the policy (or 5.5%, in the event an NEO chooses to allocate his payments to a pension plan) and 2.5% for the educational fund component.

On February 5, 2016, Amendment no. 12 of the Supervision of Financial Services (Provident Funds) Law, 5765-2005 and the corresponding Integrated Extension Order For Compulsory Pension came into effect pursuant to which as of July 1, 2016 employee and employer contribution rates for pension and manager’s insurance funds increased for all of our employees including our NEOs. As of July 1, 2016, Employee pension fund contributions increased to 5.75% and employer pension fund contributions increased to 6.25% and as of January 1, 2017, employee pension fund contributions increased to 6.00% and employer pension fund contributions increased to 6.50%. In the event that an employee has a manager’s insurance fund the employer shall be required to allocate a portion of its contributions to purchase disability insurance to insure 75% of an employee’s salary which allocation shall not decrease the severance component of the employer’s contributions below 5% or increase total employer contributions above 7.5%.

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2018, including the applicable vesting dates.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested ($)*
Guy Sella	12,499	—		$5.01	October 29, 2024	—		—
	564,754	—		$5.01	December 22, 2024	—		—
	39,000	9,000	(1)	$25.09	August 19, 2025	—		—
	30,832	23,981	(2)	$17.14	August 23, 2026	—		—
	55,215	70,992	(3)	$14.85	February 14, 2027	—		—
	12,269	53,167	(4)	$38.05	January 2, 2028	—		—
	—	—		—	—	6,750	(5)	$236,925
	—	—		—	—	12,763	(6)	$447,981
	—	—		—	—	38,396	(7)	$1,347,700
	—	—		—	—	30,962	(8)	$1,086,766
Ronen Faier	58,333	—		$5.01	October 29, 2024	—		—
	15,600	3,600	(1)	$25.09	August 19, 2025	—		—
	10,003	7,781	(2)	$17.14	August 23, 2026	—		—
	17,914	23,034	(3)	$14.85	February 14, 2027	—		—
	3,697	16,024	(4)	$38.05	January 2, 2028	—		—
	—	—		—	—	2,700	(5)	$94,770
	—	—		—	—	4,141	(6)	$145,349
	—	—		—	—	12,458	(7)	$437,276
	—	—		—	—	9,331	(8)	$327,518
Zvi Lando	11,666	—		$2.01	January 25, 2021	—		—
	68,333	—		$2.46	January 26, 2022	—		—
	66,667	—		$5.01	October 29, 2024	—		—
	3,600	3,600	(1)	$25.09	August 19, 2025	—		—
	10,003	7,781	(2)	$17.14	August 23, 2026	—		—
	17,914	23,034	(3)	$14.85	February 14, 2027	—		—
	3,697	16,024	(4)	$38.05	January 2, 2028	—		—
	—	—		—	—	2,700	(5)	$94,770
	—	—		—	—	4,141	(6)	$145,349
	—	—		—	—	12,458	(7)	$437,276
	—	—		—	—	9,331	(8)	$327,518
Yoav Galin	12,499	—		$5.01	October 29, 2024	—		—
	4,800	3,600	(1)	$25.09	August 19, 2025	—		—
	10,003	7,781	(2)	$17.14	August 23, 2026	—		—
	17,914	23,034	(3)	$14.85	February 14, 2027	—		—
	3,697	16,024	(4)	$38.05	January 2, 2028	—		—
	—	—		—	—	2,700	(5)	$94,770
	—	—		—	—	4,141	(6)	$145,349
	—	—		—	—	12,458	(7)	$437,276
	—	—		—	—	9,331	(8)	$327,518
Rachel Prishkolnik	6,250	—		$5.01	October 29, 2024	—		—
	2,800	2,100	(1)	$25.09	August 19, 2025	—		—
	5,827	4,533	(2)	$17.14	August 23, 2026	—		—
	10,435	13,418	(3)	$14.85	February 14, 2027	—		—
	2,233	9,680	(4)	$38.05	January 2, 2028	—		—
	—	—		—	—	1,576	(5)	$55,318
	—	—		—	—	2,412	(6)	$84,661
	—	—		—	—	7,257	(7)	$254,721
	—	—		—	—	7,175	(8)	$251,843
	—	—		—	—	5,034	(9)	$176,693

*
The market value of shares or units of stock that have not vested is based on the number of shares or units of stock that have not vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2018 ($35.10).

(1)	The shares subject to the stock option vest over a four‑year period commencing August 31, 2015, with 1/16 of the shares vesting quarterly thereafter.

(2)	The shares subject to the stock option vest over a four‑year period commencing August 31, 2016, with 1/16 of the shares vesting quarterly thereafter.

(3)	The shares subject to the stock option vest over a four‑year period commencing February 28, 2017, with 1/16 of the shares vesting quarterly thereafter.

(4)	The shares subject to the stock option vest over a four‑year period commencing February 28, 2018 with 1/16 of the shares vesting quarterly thereafter.

(5)	The shares subject to the RSU vest over a four-year period commencing on August 31, 2015, with 1/16 of the shares vesting quarterly thereafter.

(6)	The shares subject to the RSU vest over a four-year period commencing on August 31, 2016, with 1/16 of the shares vesting quarterly thereafter.

(7)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2017, with 1/16 of the shares vesting quarterly thereafter.

(8)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2018, with 1/16 of the shares vesting quarterly thereafter.

(9)	The shares subject to the RSU vest over a four-year period commencing on November 30, 2018, with 1/16 of the shares vesting quarterly thereafter.

Option Exercises and Stock Vested Table

The following table provides information regarding option exercises and stock vested during the year ended December 31, 2018 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Guy Sella	416,666	$19,351,225	40,503	$1,947,615
Ronen Faier	70,000	$2,752,541	13,656	$656,804
Zvi Lando	72,000	$3,543,415	13,656	$656,804
Yoav Galin	59,967	$2,010,596	13,656	$656,804
Rachel Prishkolnik	12,550	$485,797	8,360	$401,867

(1) The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.

(2)  The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance

Pursuant to the terms of the employment agreements with the NEOs, as well as in accordance with Israeli law, upon a termination of the NEO’s employment, each NEO is entitled to the payments we have made on behalf of each NEO to the Manager’s Insurance Policy.

Equity Acceleration

Pursuant to the terms of their respective employment agreements, if within twelve months following the occurrence of a “change in control” an NEO is terminated without “cause” or if an NEO terminates his or her employment due to “justifiable reasons” (each such term as defined in the NEO’s employment agreements), the NEO will be entitled to full acceleration of any unvested shares of restricted stock or stock options held by him at the time of such termination.

Furthermore, in the event of a “Transaction” (as defined in our 2007 Global Incentive Plan (the “2007 Plan”)), all outstanding equity held by each NEO will accelerate to the extent such awards are not assumed or substituted by a successor corporation in connection with such transaction.

Potential Payments as of December 31, 2018

The following tables show the value of the potential payments and benefits our named executive officers would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2018 triggering date and, where applicable, using a price per share for our common stock of $35.10 (the closing price of a share of our common stock as of the last trading day of the year ended December 31, 2018)1.

Name: Guy Sella	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	143,076	143,076	143,076	143,076
Israeli Social Benefits	-	-	25,080	25,080	25,080	25,080
Unvested Options/RSUs (1)	-	-	627,565	627,565	627,565	5,077,749
Accrued Vacation Pay	425,223	425,223	425,223	425,223	425,223	425,223
TOTAL	425,223	425,223	1,220,944	1,220,944	1,220,944	5,671,128

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2018, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2018.

1 The potential payments detailed in the tables below are displayed in USD, whereas the Company pays its NEOs’ salaries in New Israeli Shekels (NIS), and therefore, actual payments may change due to exchange rate fluctuations.

Name: Ronen Faier	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	54,629	54,629	54,629	54,629
Israeli Social Benefits	-	-	10,052	10,052	10,052	10,052
Unvested Options/RSUs (1)	-	-	209,973	209,973	209,973	1,647,134
Accrued Vacation Pay	97,687	97,687	97,687	97,687	97,687	97,687
TOTAL	97,687	97,687	372,341	372,341	372,341	1,809,502

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2018, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2018.

Name: Zvi Lando	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason	Termination w/o Cause within 12 months of Change in Control(2)
Base Salary	-	-	54,629	54,629	54,629	54,629
Israeli Social Benefits	-	-	10,421	10,421	10,421	10,421
Unvested Options/RSUs (1)	-	-	209,973	209,973	209,973	1,647,134
Accrued Vacation Pay	154,106	154,106	154,106	154,106	154,106	154,106
TOTAL	154,106	154,106	429,129	429,129	429,129	1,866,290

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2018, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2018.

Name: Yoav Galin	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	75,440	75,440	75,440	75,440
Israeli Social Benefits	-	-	14,745	14,745	14,745	14,745
Unvested Options/RSUs (1)	-	-	209,973	209,973	209,973	1,647,134
Accrued Vacation Pay	322,544	322,544	322,544	322,544	322,544	322,544
TOTAL	322,544	322,544	622,702	622,702	622,702	2,059,863

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2018, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2018.

Name: Rachel Prishkolnik	Termination upon Death of Employee	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	-	-	45,091	45,091	45,091	45,091
Israeli Social Benefits	-	-	8,983	8,983	8,983	8,983
Unvested Options/RSUs (1)	-	-	138,062	138,062	138,062	1,197,384
Accrued Vacation Pay	56,876	56,876	56,876	56,876	56,876	56,876
TOTAL	56,876	56,876	249,012	249,012	249,012	1,308,334

(1)
The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2018, and, in the case of RSUs, the number of RSUs that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2018.

DIRECTOR COMPENSATION

Each of our non-employee directors is eligible to receive compensation for their service on our Board of Directors consisting of annual cash retainers and equity awards. For the year 2018, our compensation committee received a report from FW Cook which included a revision to the peer group and recommendations for slight modifications to the compensation of our directors. The table below reflects the compensation of our directors in effect in 2018, which was paid in four equal quarterly installments. Directors serving as chairs of committees do not receive additional compensation for serving as general members of the committees they chair.

Position	2018 Retainer ($)
Board Member	50,000
Audit Committee Chair	25,000
Compensation Committee Chair	17,500
Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Non-Chair Member	10,000
Compensation Committee Non-Chair Member	7,500
Nominating and Corporate Governance Committee Non-Chair Member	5,000

The modification reflected above for 2018 included an increase in the cash retainer by $10,000 for board members from $40,000 to $50,000, an increase in the Audit Committee chair retainer by $5,000 from $20,000 to $25,000 and an increase in the Compensation Committee chair retainer by $2,500 from $15,000 to $17,500, for an average $35,000 increase per director and a total program value increase from $ $167,750 to $202,750.

The equity awards for our non-employee directors in 2018 consisted of (i) an initial equity award in the form of restricted stock units, granted upon the individual’s initial appointment to our Board of Directors, with a grant date value of $150,000, and (ii) an annual equity award in the form of restricted stock units with a grant date value of $125,000 for 2018, subject to proration for directors whose commencement of Board service is in the midst of a particular year. The initial restricted stock unit awards vest in equal annual installments over three years and annual restricted stock unit awards vest in full after one year (or the balance of the year in which the award is granted, in the case of pro-rated annual awards), subject in each case to continued Board service through the applicable vesting date.

For the year 2019, our compensation committee received a report from FW Cook which included a revision to the peer group and recommendations for slight modifications to the compensation of our directors. The modifications adopted for the 2019 compensation of directors included an increase in the cash retainer by $5,000, from $50,000 to $55,000 for board members, an increase in the audit committee member retainer by $2,500, from $10,000 to $12,500 and an increase in the annual equity award by $30,000, from $125,000 to $155,000.

Our directors are reimbursed for travel, food, lodging, and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our by-laws. Our Board of Directors may revise the compensation arrangements for our directors from time to time.

The following table sets forth the total cash and equity compensation paid to our non‑employee directors for their service on our board of directors and committees of our board of directors during the year ended December 31, 2018.  Mr. Sella is not eligible to receive any additional compensation for serving on our board of directors. His compensation for serving as our Chief Executive Officer is disclosed in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Dan Avida (2)	62,500	125,000	187,500
Yoni Cheifetz	-	125,000	125,000
Marcel Gani	82,500	125,000	207,500
Doron Inbar	67,500	125,000	192,500
Avery More	77,500	125,000	202,500
Tal Payne	60,000	125,000	185,000

——————
(1)
Represents the grant date fair value of 2,028 restricted stock units granted to each director on May 23, 2018, calculated in accordance with U.S. GAAP. All units will become fully vested on May 22, 2019. The grant date fair value is based on $61.65 per share, the closing price of our share on the grant date. As of December 31, 2018, each director held 2,028 unvested restricted stock units.

2018 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our Chairman and CEO, Mr. Guy Sella, and the ratio of these two amounts. The 2018 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2018, other than Mr. Sella, was $86,318. Mr. Sella’s 2018 annual total compensation was $4,178,181, and the ratio of these two amounts was 48.4 to 1. Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the “median employee,” we utilized the 2018 base salary earned during the year and target annual cash incentive for the 2018 performance year, which we annualized for any permanent employee who did not work for the entire year.

Earnings of our employees outside the U.S. were converted to U.S. dollars using annual average currency exchange rates.

Using the measure described above, we identified a “median employee” who is a full-time employee located in Israel and calculated the median employee’s annual total compensation for our pay ratio in accordance with applicable SEC rules for calculating Summary Compensation Table compensation.

SolarEdge is a global company, with operations worldwide and with its executive officers and a majority of its employees located in Israel, the country in which our headquarters office is located. Because the SEC rules for identifying our median employee  and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarter offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

 TRANSACTIONS WITH RELATED PERSONS

Review, Approval, or Ratification of Transactions with Related Persons

The audit committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related persons. Our audit committee charter provides that the audit committee shall review and approve in advance any related person transactions.

We adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related person transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any proposed “related person” transaction, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related person’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, and transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

Year ended December 31, 2018 Transactions with Related Person

During the year ended December 31, 2018, we had no transactions with a “related person” that requires disclosure under Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The principal purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications, independence and performance; and (iv) the design, implementation, and performance of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter and summarized starting on page 11 of this Proxy Statement.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements included in our 2018 Annual Report on Form 10-K for the year ended December 31, 2018, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee has also reviewed and discussed with EY the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. In addition, the Audit Committee discussed with EY those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, EY provided to the Audit Committee, the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with EY its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

THE AUDIT COMMITTEE
Marcel Gani (Chairman)
Tal Payne
Doron Inbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers, and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during the year ended December 31, 2018 and on written representations from such reporting persons, we determined that all required reports have been properly and timely filed other than one form 4 filing for Mr. Ronen Faier, five form 4 filings for Mr. Guy Sella, five form 4 filings for Mr. Meir Adest, three form 4 filings for Mr. Lior Handelsman, three form 4 filings for Mr. Zvi Lando, two form 4 filings for Ms. Rachel Prishkolnik, one form 4 filing for Mr. Yoav Galin and one form 4 filing for Mr. Avery More, due to administrative errors and due to the fact that the Company’s headquarters in Israel work Sundays through Thursdays. The Company continues to take measures to ensure that these delays will not continue in the future.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion under Rule 14a-8 in the Company’s 2020 proxy statement for the proxy relating to our 2020 annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on December 25, 2019. Such proposals also must comply with the other rules of the Securities and Exchange Commission relating to Rule 14a-8 stockholders’ proposals, which (among other things) provide that to be eligible to submit a proposal, a stockholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s securities entitled to vote on the proposal at the 2020 Annual Meeting, for at least one year by the date the proposal is submitted.

In addition, any stockholder seeking to bring business before the 2020 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director under the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”) must provide timely notice of such proposal of business or nomination to the Company’s Corporate Secretary. Specifically, written notice of any such proposed business or nomination must be received by the Company’s Corporate Secretary at our principal executive offices no earlier than the close of business on February 6, 2020 and no later than the close of business March 7, 2020.

In the event that the date of our 2020 Annual Meeting is more than 30 days before or more than 30 days after the anniversary date of our 2019 Annual Meeting of Stockholders, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

A stockholder’s notice to the Corporate Secretary of the Company must be in proper written form and must include the information and consents required by our Bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made, and each person whom the stockholder proposes to nominate for election as a director, or the business desired to be brought before the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company at 1 Hamada Street Herziliya Pituach, Israel, 4673335.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company encourages members of its Board to attend its annual stockholder meetings. Two members of the Company’s Board attended the Company’s 2018 annual stockholder meeting.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote by telephone or via the Internet or by completing, dating, signing, and promptly returning the proxy card if you request and receive (or requested and received) a form of proxy, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We make available free of charge on or through our Internet website, http://investors.solaredge.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements, and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018 AND FOR THE YEAR ENDED DECEMER 31, 2017, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT SOLAREDGE TECHNOLOGIES, INC., 1 HAMADA STREET, HERZILIYA PITUACH 4673335, ISRAEL, OR BY EMAIL AT INVESTORS@SOLAREDGE.COM.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on June 05, 2019

SOLAREDGE TECHNOLOGIES, INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: April 11, 2019
Date: June 05, 2019 Time: 9:00 AM EDT mtgtime Location: Office of Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
SOLAREDGE TECHNOLOGIES, INC. 1 HAMADA ST. HERZLIYA PITUACH 4673335 ISRAEL	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

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1. 2019 Notice and Proxy Statement              2. Annual Report on Form 10-K

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Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow →  available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR each of the following nominees:

1.     Election of Directors:

 Nominees

1A    Dan Avid

1B    Yoni Cheifetz

1C    Doron Inbar

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Ratification of appointment of EY as independent registered public accounting firm for the year ending December 31, 2019.

3.	Approval of an advisory and non-binding basis, the compensation of our named executive officers (the "Say-on-Pay Proposal").

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2019 Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com

SOLAREDGE TECHNOLOGIES, INC.
Hamada 1,
Herzliya Pituach, Israel

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronen Faier and Rachel Prishkolnik, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally  present and acting at the Annual Meeting of Shareholders of SolarEdge Technologies, Inc., to be held at the offices of Gibson, Dunn & Crutcher at 200 Park Avenue, New York, New York 10166, on June 5, 2019, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

 (Continued and to be signed on reverse side.)

SOLAREDGE TECHNOLOGIES, INC. 1 HAMADA ST. HERZLIYA PITUACH 4673335 ISRAEL
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (ET) on June 4, 2019 the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (ET) on June 4, 2019 the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors:
	Nominees	For	Against	Abstain
1A	Dan Avida	☐	☐	☐
1B	Yoni Cheifetz	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
1C	Doron Inbar	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	Ratification of appointment of EY as independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐
3.	Approval of an advisory and non-binding basis, the compensation of our named executive officers (the "Say-on-Pay Proposal").	☐	☐	☐
	For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date